Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-255182, 333-265000 and 333-271164) on Form S-8 and registration statement (No. 333-264105) on Form F-3 of our report dated February 28, 2024, with respect to the consolidated financial statements of Immunocore Holdings Plc.

/s/ KPMG LLP

London, United Kingdom
February 28, 2024